Exhibit 10.1

AGREEMENT (the “Agreement”)

between
National Holdings Corp. and B. Riley Financial, Inc.

November 14, 2018

Parties	NHLD	National Holdings Corporation
	B. Riley	B. Riley Financial, Inc.
Standstill

B. Riley (including all its affiliates and associates) agrees that it shall not, directly or indirectly, and it shall cause its affiliates and associates to not, directly or indirectly, including through one or more intermediaries and including pursuant to any contract right, derivative security or by assisting, advising, encouraging, agreeing with, discussing or negotiating or otherwise acting in concert with any other person or persons or other means, from the date hereof until December 31, 2021 (the “Standstill Period”), other than pursuant to a transaction which is initiated and recommended by NHLD’s board of directors or is otherwise commenced with NHLD’s prior written consent (as evidenced by a resolution of its board of directors or a written consent signed by NHLD’s Chairman or its Chief Executive Officer which may be sent by email):

(i) acquire, agree to acquire or otherwise seek to acquire any beneficial interest in NHLD’s share capital or any material assets of NHLD or any of its subsidiaries other than (x) the acquisition of up to 7,037,482 shares of NHLD’s common stock from FBIO Acquisition, Inc. (or B. Riley’s third party designee) pursuant to the Stock Purchase Agreement (“SPA”), dated as of the date hereof, by and among NHC Holdings, LLC, FBIO Acquisition, Inc. and Fortress in the form attached hereto as Exhibit A  (“Permitted Acquisition”) and (y) pursuant to B. Riley’s pro rata participation rights as outlined herein; or

 (ii) make a take-over bid, tender offer or exchange offer for all or any part of the share capital of NHLD; or

 (iii) announce, or take any action which would require the announcement of, any proposals by B. Riley for any takeover, merger, consolidation, share exchange, amalgamation, arrangement, or other business combination or any other similar transaction involving the securities of NHLD or its material assets or businesses; or

(iv) solicit proxies with respect to any securities of NHLD or otherwise take any action to solicit, or in any way participate in, or facilitate the solicitation of support or otherwise influence any shareholders of NHLD for any action or transaction; or

(v) request that the Board expand or reduce the number of directors or the number of Board designees nominated by otherwise designated by B. Riley; or

(vi) take any other action that would constitute a “business combination” for purposes of Section 203 of the Delaware General Corporation Law (“DGCL”) (including any successor statute thereto) (“Section 203”) (other than any transactions covered by Section 203(c)(3)(v) of the DGCL that are in the ordinary course of business operations of NHLD); or

(vii) make any public announcement with respect to any of the foregoing, except as, and solely to the extent, legally required or compelled (and provided that the reason for any such required announcement is not the result of any action taken by B. Riley); or

(viii) contest the validity of this Section (“Standstill Section”) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained in this Standstill Section.

For purposes hereof, “affiliates” and “associates” shall have the meaning set forth in Section 203.

November 14, 2018

Non-Solicitation

B. Riley and NHLD (including all of their respective affiliates, associates and related parties) agree that, for the Standstill Period, without the prior written consent of the other party, it shall not, directly or indirectly, (a) solicit any individual who is an executive officer or other member of senior management of the other party or its subsidiaries to leave his or her employment or interfere with the employment relationship between the other party or its subsidiaries, on the one hand, and any individual who is an executive officer or other member of senior management of the other party or its subsidiaries, on the other hand, or (b) hire any individual who is an executive officer or other member of senior management of the other party or any of its subsidiaries; provided that the foregoing restrictions (i) shall apply only to the extent that such individual first became known to the applicable party through the disclosure of Evaluation Material (as defined in the NDA), and (ii) shall not prohibit the parties from (A) soliciting or hiring any individuals through the placement of general advertisements of employment opportunities which are not specifically directed at employees of the other party or its subsidiaries, or (B) hiring any such individuals who become aware of employment opportunities other than by a solicitation prohibited by this Agreement. B. Riley and NHLD agree that, during the Standstill Period, neither B. Riley or NHLD shall take any action that it reasonably believes or intends would interfere with or molest the relationships of the other party with respect to its lenders, investors, suppliers, vendors, customers or any other of the other party’s material business relationships. The foregoing restriction shall be in addition to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement between NHLD and B. Riley dated October 18, 2018 (the “NDA”).

Board of Directors – Observer Rights

On the date of the acquisition by NHC Holdings, LLC, a subsidiary of B. Riley of at least 3,010,054 shares of NHLD’s common stock directly from FBIO Acquisition, Inc (the “Effective Date”), one board observer selected by B. Riley (who shall be Bryant Riley) shall be entitled to attend meetings of the Board of Directors of NHLD, and each committee thereof (the “Board”). In connection with the final closing (and only upon FINRA approval) in connection with the Permitted Acquisition (the “Second Closing”, which for the avoidance of doubt shall include all of the shares of NHLD then held by FBIO Acquisition, Inc. whether or not such shares are acquired by B. Riley or its third party designee), one additional board observer selected by B. Riley shall be entitled to attend meetings of the Board and each committee thereof (each, a “B. Riley Observer” and together, the ““B. Riley Observers”).

Notwithstanding the foregoing, in the event that B. Riley’s beneficial ownership of the NHLD common stock (which such beneficial ownership shall for purposes of this Agreement be calculated in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) shall be below 24%, its right to designate a board observer shall be reduced to one board observer, and in the event that B. Riley’s beneficial ownership of the NHLD common stock shall be below 5%, its right to designate a board observer shall cease. In the event of the death, disability or resignation of any B. Riley Observer, then, to the extent B. Riley then has the right to designate such observer, B. Riley is entitled to designate a replacement for such B. Riley Observer, and the Company and the Board (or its committee) shall consent to such newly selected B. Riley Observer.

The B. Riley Observers shall receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to directors in connection with, and shall be entitled to attend, all meetings of the Board, and all committees thereof. Such B. Riley Observers shall also receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to the directors of NHLD in connection with any actions to be taken by written consent of the Board, and each committee thereof. NHLD shall reimburse the B. Riley Observers for all reasonable expenses (including travel, meal and lodging expenses) incurred by the B. Riley Observers in connection with attending any meetings described above. The B. Riley Observers shall be free prior to such meeting or adoption by written consent to contact members of any applicable Board or Board committee and discuss the pending actions to be taken. To the extent that a joint defense agreement is insufficient to reasonably protect privileged communications, NHLD reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could negate the attorney-client privilege between NHLD and its counsel or result in disclosure of trade secrets or a direct conflict of interest that specifically relates to B. Riley or its affiliates (including NHC Holdings, LLC) or the B. Riley Observers. It shall be a condition of the right of any person to serve as a B. Riley Observer that he or she shall agree pursuant to the form of agreement set forth as Exhibit B to keep confidential and not disclose, divulge or use for any purpose (other than to enable B. Riley to monitor its investment in NHLD) any confidential information obtained from NHLD in his or her capacity as an observer.

November 14, 2018

Pro Rata Participation Rights

In connection with any bona fide common stock equity offering (including without limitation, preferred stock, warrants, options or contracts, in each case to the extent convertible into common stock) by NHLD at a price equal to or less than $3.25 per share (as adjusted for stock splits, stock dividends, stock combinations and similar events), B. Riley shall have a right to purchase its pro rata share of the securities so offered equal to its percentage ownership in NHLD immediately prior to the issuance calculated on a fully-diluted basis, at the price per share, and on the other terms (including with respect to timing) no less favorable than the terms offered to other purchasers of such equity. The foregoing shall not apply to (i) equity issued for incentive compensation purposes; (ii) equity issued as consideration in bona fide acquisition transactions; (iii) equity issued upon conversion or exercise of convertible securities, options, warrants or other similar securities; or (iv) securities distributed or set aside ratably to all holders of common stock on a per share equivalent basis. In the event of an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act (or successor rule), B. Riley shall only be permitted to exercise the foregoing participation right to the extent it irrevocably commits to purchase the offered securities sufficiently in advance of the offering so as not to interfere with the marketing of such securities, as determined by the underwriter or initial purchasers or equivalent manager of such offering. The participation right set forth in this paragraph shall terminate upon the earlier to occur of the end of the Standstill Period or a Change in Control of NHLD. For purposes hereof, “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly or indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 50% or more of the shares of the outstanding common stock of NHLD, whether by merger, consolidation, sale or other transfer of shares of common stock or (ii) a sale of all or substantially all of the assets of NHLD; provided that the acquisition by B. Riley or its subsidiaries of more than 50% of the shares of the outstanding common stock of NHLD pursuant to the SPA shall not trigger a Change of Control.

Delaware §203 Waiver

NHLD represents that the Board has waived the applicability of Section 203 of the Delaware General Corporation Law (including any successor statute thereto) to B. Riley in connection with it or its subsidiary’s acquisition of shares of NHLD common stock pursuant to the SPA. A copy of the adopted resolutions are attached hereto as Exhibit C

Expenses

Each party will be responsible for its own fees and expenses, including, without limitation, any brokers, finders, legal, investment banking or other fees or expenses of any person engaged by such party.

Amendments	This Agreement may be modified or amended or the provisions hereof waived with the written consent of NHLD and B. Riley.
Governing Law

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts–of–laws principles, with exclusive jurisdiction for  disputes in Delaware state court. Each of NHLD and B. Riley agrees that any breach of this Agreement may cause the other party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, such other party shall have the right to seek specific performance and other injunctive and equitable relief.

Binding Provisions	The parties understand and acknowledge that the provisions of this Agreement are binding and enforceable.

November 14, 2018

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date above written.

NATIONAL HOLDINGS CORPORATION

/s/ Michael Mullen
Michael Mullen
Chairman and Chief Executive Officer

B. RILEY FINANCIAL, INC.

/s/ Bryant Riley
Bryant Riley
Chairman and Co-Chief Executive Officer

Exhibit A

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November      , 2018 (the “Effective Date”) by and among Fortress Biotech, Inc. (“Fortress”), FBIO Acquisition, Inc., a Delaware corporation (the “Seller”), a wholly-owned subsidiary of Fortress, and NHC Holdings, LLC (the “Buyer”).

WHEREAS, the Seller owns 7,037,482 shares of the common stock, par value $0.02 per share (the “Shares”), of National Holdings Corporation, a Delaware corporation (the “Company”), representing approximately 56.3% of the Company’s shares outstanding as of the date hereof;

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, free and clear of any and all Liens (as defined herein), (a) an aggregate of 3,010,054 of the Seller Shares (defined below), representing 24% of the Company’s shares outstanding as of the Effective Date at a price per share of $3.25 (the “First Closing Purchase Price”) for an aggregate price of $9,782,675.50 at the First Closing (as defined herein) (the “First Closing Shares”) and (b) an aggregate of 4,027,428 of the Seller Shares, representing the entire remainder of Seller’s economic interest in the Company (the “Second Closing Shares” and together with the First Closing Shares, the “Seller Shares”), in each case on the terms and conditions set forth herein; and

WHEREAS, the Seller and Buyer are entering into this Agreement as principals and not as representatives or agents of the Company or any third party.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSINGs

Section 1.1     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to (a) sell, convey, assign, transfer and deliver to the Buyer, within three (3) business days after the Effective Date (the “First Closing”), all of the First Closing Shares, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”), and (b) subject to Section 1.2, sell, convey, assign, transfer and deliver to the Buyer on the date of the FINRA Approval (defined below) all of the Second Closing Shares, free and clear of any and all Liens. Buyer hereby agrees to (x) purchase the First Closing Shares for a payment of $3.25 per share for an aggregate purchase price of $9,742,970.25 at the First Closing; and (y) purchase the Second Closing Shares for a payment of $3.25 per share, subject to any applicable adjustments set forth in Section 1.2 (the “Second Closing”) for an aggregate purchase price of $13,089,141.00 (the “Second Closing Purchase Price”), on the Second Closing Date (defined below).

Section 1.2     Term and Conditions of Second Closing.

(a)    FINRA Approval: The Second Closing shall only be conditioned on approval thereof from the Financial Industry Regulatory Authority, Inc. (“FINRA”). Such condition may be waived by the Buyer in its sole discretion. Immediately following the Effective Date of this Agreement and the First Closing, the Buyer will seek approval from FINRA (the “FINRA Approval”), and such Second Closing will be subject to receipt of the FINRA Approval (unless otherwise waived by the Buyer). No later than fifteen (15) business days following receipt of the FINRA Approval or waiver by the Buyer of such condition, the Buyer will pay the Seller the Second Closing Purchase Price for the purchase of the Second Closing Shares, subject to any adjustments contained in this Section 1.2, and the Seller shall sell such Second Closing Shares free and clear of all Liens (the “Second Closing Date”).

(b)    Adjustment to Prevent Dilution: In the event of any change in the Company’s capital stock by reason of any stock dividend, reverse stock split, split-up, reclassification, recapitalization, combination, exchange or similar occurrence, the term “Second Closing Shares” shall be deemed to refer to and include the Second Closing Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Second Closing Shares may be changed or exchanged.

(c)    Adjustment to Second Closing Purchase Price in the Event of an Extraordinary Event: In the event that an Extraordinary Event (as defined below) occurs in the period between the First Closing and Second Closing and the Per Share Sale Price (as defined below) with respect to such Extraordinary Event is lower than the Second Closing Purchase Price, the Second Closing Purchase Price for all Second Closing Shares shall be decreased to equal the Per Share Sale Price. For purposes of this Section 1.2(c), “Per Share Sale Price” shall mean the per share price at which an Extraordinary Event is effected, and “Extraordinary Event” shall mean and include each of the following: (i) reorganization, merger or consolidation of the Company with any other person, entity or corporation, (ii) any issuance or sale by the Company of Shares that, in the aggregate, exceeds 10% of the Company’s issued and outstanding Shares as of the Effective Date or (iii) complete liquidation of the Company or sale or other disposition by the Company of all or substantially all of the Company’s assets (other than, in each case, a liquidation, sale or disposition conducted in connection with or arising out of any insolvency or bankruptcy proceedings).

(d)    Non-Transferability of Second Closing Shares: Absent the prior written consent of the Buyer, the Seller shall not, during the period between the Effective Date and the Second Closing Date, (a) sell, convey, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (including by gift) any of the Second Closing Shares, (b) deposit the Second Closing Shares into a voting trust, enter into any voting arrangement or understanding, or otherwise transfer the right to vote the Second Closing Shares, (c) issue any option, right of first refusal or any other right with respect to the Second Closing Shares, (d) solicit any proposal to acquire the Second Closing Shares, (e) disclose any non-public information about the Company including proprietary and confidential information, or (f) enter into any agreement, or option or other contingent commitment, to do any of the foregoing.

Section 1.3     Purchase Price. The First Closing Purchase Price and the Second Closing Purchase Price, as applicable, shall be paid by the Buyer by wiring such amount in immediately available funds to a bank account designated by the Seller on the First Closing or Second Closing, as applicable. On the First Closing and the Second Closing, the Seller will cause the First Closing Shares and the Second Closing Shares, respectively, to be issued and duly registered to the Buyer in book entry form free and clear of all Liens. The consummation of the transactions contemplated by this Agreement shall be conditioned upon there being no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.4    Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

ARTICLE II

COVENANTS

Section 2.1     Press Release; Filings.

(a)    In connection with this Agreement and on an agreed date and time, each of Buyer and Fortress shall issue a press release as shall be mutually agreed between the two parties. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.

(b)    Promptly following the First Closing and again following the Second Closing, the Seller and Buyer shall cause to be filed with the Securities and Exchange Commission a Schedule 13D or 13D/A, in accordance with the rules and regulations applicable thereto, and prior to filing will provide the other party a reasonably opportunity to review and comment upon such filing.

Section 2.2     FINRA. The Buyer will use its reasonable best efforts to obtain the FINRA Approval as soon as practicable after the Effective Date. The Seller will cooperate, and will use its best efforts to cause the Company to cooperate, with any requests by the Buyer in connection with seeking such FINRA Approval.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer as of the Effective Date, the First Closing and Second Closing Date (except for the representations and warranties contained in Section 3.4 below, which are made as of the First Closing and the Second Closing Date):

Section 3.1    Existence; Authority. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Seller has all requisite competence, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2    Enforceability. This Agreement has been duly and validly executed and delivered by the Seller, and, upon its execution and delivery, and, assuming due and valid authorization, execution and delivery by the Buyer, this Agreement will constitute the legal, valid and binding obligation of the Seller, enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles.

Section 3.3    Ownership. The Seller represents that the Seller Shares represents its entire direct ownership interest in the Company. All warrants issued by the Company to the Seller shall be considered null and void upon execution of this Agreement and all such warrants shall be cancelled and surrendered by the Seller at the First Closing.

Section 3.4    Good Title Conveyed. All First Closing Shares and Second Closing Shares sold by such Seller hereunder shall be free and clear of any and all Liens, and good, valid and marketable title to such First Closing Shares and Second Closing Shares will effectively vest in the Buyer at the First Closing or Second Closing Date, as applicable. The Seller is the beneficial owner of the Seller Shares, free and clear of any and all Liens. The Seller has full power and authority to transfer full legal ownership of its Seller Shares to the Buyer, and the Seller is not required to obtain the approval of any person or governmental agency or organization to effect the sale of the Seller Shares.

Section 3.5   Freely Tradable Shares. The Seller Shares were all purchased in a registered tender offer and, to the knowledge of Seller and Fortress, are not subject to restrictions on transfer, other than those imposed on Buyer by the Securities Act of 1933, in particular Rule 144 promulgated thereunder, the Securities Exchange Act of 1934 and other applicable laws and regulations.

Section 3.6    Non-Contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Seller or Fortress of, or constitute a default by Seller or Fortress under, its respective organizational documents, any applicable law, rule or regulation or any agreement, instrument, decree, judgment or order to which Seller or Fortress is a party or by which Seller or Fortress may be bound or to which the Shares may be subject. There is no action, suit, proceeding or investigation pending, or currently threatened, against Seller or Fortress that questions the validity of this Agreement or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby. Except as set forth in the reports filed by the Company with the Securities and Exchange Commission that are publicly available as of the date hereof, there are no agreements or arrangements that are in effect between Seller, Fortress and any of their respective Affiliates, on the one hand, and the Company, on the other hand, relating to the Seller Shares or any other equity security of the Company, including agreements affecting the voting of the Seller Shares or other equity security of the Company, or rights of Seller or any of its Affiliates as an investor in the Company.

Section 3.7     Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Seller or Fortress, threatened against such party that could impair the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.8     Other Acknowledgments.

(a)     Each of Seller and Fortress further represents, severally with respect to itself only and not with respect to any other such party, that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Seller Shares and has, independently and without reliance upon the Company, made its own analysis and decision to sell the Seller Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Seller Shares, the Seller and Fortress have carefully considered and, to the extent it believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Seller Shares.

(b)     The Seller represents, severally with respect to itself only and not with respect to any other such party, that the sale of the applicable Seller Shares by such Seller was privately negotiated in an independent transaction and does not violate any rules or regulations applicable to such Seller.

(c)     During the last five years, none of Fortress or Seller or, to the best knowledge of Fortress and Seller, any of the executive officers and directors of Fortress and Seller (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE BUYER

The Buyer makes the following representations and warranties to the Seller as of the Effective Date, the First Closing and the Second Closing Date:

Section 4.1     Existence; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 4.2    Enforceability. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due and valid authorization, execution and delivery by the Seller, this Agreement constitutes the legal, valid and binding obligations of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. The purchase of the First Closing Shares by the Buyer (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Buyer.

Section 4.3     Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Buyer, threatened against such party that could impair the ability of the Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.4    Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the First Closing Purchase Price and Second Closing Purchase Price, as applicable, and consummate the transactions contemplated by this Agreement.

Section 4.5     Other Acknowledgments.

(a)    The Buyer represents, with respect to itself only and not with respect to any other party, that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Seller Shares and has, independently and without reliance upon the Seller, made its own analysis and decision to purchase the Seller Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Seller Shares, the Buyer has carefully considered and, to the extent it believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Seller Shares.

(b)    The Buyer represents, severally with respect to itself only and not with respect to any other such party, that (i) Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (ii) the sale of the applicable Seller Shares by such Seller was privately negotiated in an independent transaction and does not violate any rules or regulations applicable to the Buyer.

ARTICLE V

MISCELLANEOUS

Section 5.1     Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the First Closing and the Second Closing Date; provided, however, that the representations and warranties contained in Articles III and IV shall survive only until the one-year anniversary of the First Closing and the Second Closing Date, as applicable. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement with respect to the transactions contemplated hereby.

Section 5.2     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Seller:

FBIO Acquisition, Inc.
Attention: Samuel W. Berry
2 Gansevoort Street, 9th Floor
New York, NY 10014
Email: sberry@fortressbiotech.com

With a copy to:

Alston & Bird LLP
Attention: Mark McElreath
90 Park Avenue
New York, NY 10016
Email: mark.mcelreath@alston.com

If to the Buyer:

NHC Holdings, LLC
Attention: Alan Forman
299 Park Avenue, 21st Floor
New York, NY 10171
Email: aforman@brileyfin.com

With a copy to:

The NBD Group, Inc.
Attn: Sara Terheggen
350 N. Glendale Avenue, Ste B522
Glendale, CA 91206
Email: st@nbdpro.com

Section 5.3     Certain Definitions. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof.

Section 5.4    Specific Performance. The Seller, on the one hand, and the Buyer, on the other hand, acknowledge and agree that the other would be irreparably injured by a material breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without the requirement for proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.5     No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.6     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.7     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Buyer shall have the right to assign this Agreement to any third party designee and no consent on the part of the Seller shall be required for such assignment, provided however, that any such assignment shall not relieve the Buyer of its liabilities and obligations hereunder. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.8    Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.9    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 5.11    Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

Section 5.12   Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.13   Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.14   Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

FORTRESS BIOTECH, INC.

By:

Name:

Title:

FBIO ACQUISITION, INC.

By:

Name:

Title:

NHC HOLDINGS, LLC

By:

Name:

Title:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit B

Observer Confidentiality Agreement

BOARD OBSERVER CONFIDENTIALITY AGREEMENT

Board Observer Confidentiality Agreement (the “Agreement”), dated November 14, 2018, between National Holdings Corp., a Delaware corporation (the “Company”), and ___________.

1.     Background. In accordance with the terms of a certain Agreement, dated November 14, 2018, by and between National Holdings Corp. and B. Riley Financial, Inc.(“BRF”), you have the right to participate in meetings of the Board of Directors of the Company and each of its committees as an observer. It is anticipated that the Company will disclose or deliver to you certain of the Company’s trade secrets or confidential or proprietary information. You and the Company have entered into this Agreement to assure the confidentiality of such trade secrets and confidential or proprietary information in accordance with the terms of this Agreement.

2.     Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information of the Company whether disclosed in writing or orally to you, including information and material of customers of, or vendors to, the Company or other third parties who may have disclosed or entrusted the same to the Company or to you. In addition, the term “Proprietary Information” shall be deemed to include portions of any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by you which contain, reflect or are based upon, in whole or in part, any Proprietary Information furnished to you pursuant hereto.

3.     Use and Disclosure of Proprietary Information. You shall hold in confidence, and shall not disclose to any person, any Proprietary Information, other than, for purpose of enabling BRF to monitor its investment in the Company, to affiliates, employees, agents, consultants and representatives (“Representatives”) of BRF who are bound or otherwise obligated to keep such information confidential on terms similar to those set forth herein. You shall use such Proprietary Information only for the purpose for which it was disclosed. Without limitation of the foregoing, you shall not cause or permit reverse engineering of any Proprietary Information. You will promptly report to the Company any actual or suspected violation of the terms of this Agreement and will take all reasonable further steps requested by the Company to prevent, control or remedy any such violation.

4.    Limitation on Obligations. Your obligations specified in Section 3 above shall not apply, and you shall have no further obligations, with respect to any Proprietary Information that:

(a)     is generally known to the public at the time of disclosure or becomes generally known to the public through no breach by you of this Agreement;

(b)     becomes known to you through disclosure by sources other than the Company which, to your knowledge, are not legally restricted from disclosing such information to you ;

(c)     is required to be disclosed by you to comply with applicable laws or regulations, provided that, to the extent legal and practicable and permissible by regulation, you provide prior written notice of such disclosure to the Company and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure;

(d)     was known by or in your possession prior to being disclosed by or on behalf of the the Company; or

(e)     was or is independently developed by you without reference to, or use of, the Proprietary Information.

5.    Ownership of Proprietary Information. You agree that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any such rights to you is granted or implied under this Agreement.

6.     Return or Destruction of Proprietary Information. You shall, upon the written request of the Company, return to the Company or destroy, at your sole option, all drawings, documents and other tangible manifestations of Proprietary Information received by you pursuant to this Agreement (and all copies and reproductions thereof), other than such information as may be reasonably necessary to enable B. Riley to monitor its investment in the Company. Notwithstanding the foregoing provisions of this Section 6, you and your Representatives may retain a copy of the Proprietary Information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention, and shall not be required to return, delete or destroy any such Proprietary Information that resides on their respective electronic back-up systems, including email and other back-up tapes, it being understood that any such surviving Proprietary Information shall remain subject to the limitations of this Agreement.

7.     Miscellaneous.

(a)     This Agreement supersedes all prior agreements, written or oral, between you and the Company relating to the subject matter of this Agreement. This Agreement may not be assigned, modified, amended or discharged, in whole or in part, except by an agreement in writing signed by you and the Company.

(b)     This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(c)     This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(d)     The provisions of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach of this Agreement may cause the Company substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Company shall have the right to seek specific performance and other injunctive and equitable relief.

(e)     For the convenience of the parties, this letter agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

[The remainder of this page is intentionally left blank]

EXECUTED as a sealed instrument as of the day and year first set forth above.

NATIONAL HOLDINGS CORP.

By:
Name: Michael Mullen
Title: Chief Executive Officer

Name:

Board Observer Confidentiality Agreement

Exhibit C

Resolutions

WHEREAS, FBIO Acquisition, Inc., a Delaware corporation (the “Seller”), a wholly owned subsidiary of Fortress Biotech, Inc. (“Fortress”) is selling 7,037,482 shares of the common stock, par value $0.02 per share (the “Shares”), of the Company, representing approximately 56.6% of the Company’s shares outstanding to a wholly-owned subsidiary of B. Riley Financial, Inc. (the “Buyer”) pursuant to a Stock Purchase Agreement by and among the Seller, Fortress and the Buyer (the “SPA”);

WHEREAS, the sale of Shares shall occur in two closings, whereby the Buyer shall purchase an aggregate of 3,010,054 of the Shares, representing 24% of the Company’s shares outstanding on or shortly after the date hereof (the “First Closing”) and (b) an aggregate of 4,027,428 of the Shares, representing the entire remainder of Seller’s interest in the Company (the “Second Closing”) in each case on the terms and conditions set forth in the SPA;

WHEREAS, the Board acknowledges that neither the Seller nor the Buyer is a principal, representative or agent of the Company;

WHEREAS, the Board acknowledges that the Buyer becomes, together with its affiliates, an interested stockholder within the meaning of Section 203 by virtue of the execution, delivery and performance of the SPA, including, without limitation the acquisition of the Shares at the First Closing and Second Closing;

WHEREAS, the Buyer has agreed to enter into an Agreement with the Company in the form previously reviewed with the Board, pursuant to which it will agree among other things, not to acquire any shares of the Company other than the Shares (the “Standstill Agreement”);

NOW, THEREFORE, BE IT:

RESOLVED, that the Company be and hereby is authorized to execute and deliver the Standstill Agreement.

RESOLVED FURTHER, that, subject to and conditioned on the execution and delivery by the Buyer of the Standstill Agreement, the Board hereby authorizes and approves, for purposes of Section 203 (“Section 203”) of the Delaware General Corporation Law (including any successor statute thereto) (“DGCL”), the Buyer becoming, together with its “affiliates” and “associates” thereof (as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the DGCL), an “interested stockholder” within the meaning of Section 203 of the DGCL by virtue of the execution, delivery and performance of the SPA, including without limitation the acquisition of the Seller’s Shares such that, as of the date hereof and from and after the First Closing and Second Closing, Section 203 will not be applicable to the Buyer or any “business combination” within the meaning of Section 203 that may take place between the Buyer and/or its affiliates and associates, on the one hand, and the Company, on the other, as a result of the transactions contemplated by the SPA;

RESOLVED FURTHER, that the Company’s Chief Executive Officer, Chief Financial Officer, or such other individuals as may be designated by the Board (each, an “Designated Officer” and, together, the “Designated Officers”) be, and each hereby is, jointly and severally authorized, in the name and on behalf of the Company and any person or persons designated and authorized so to act by any Designated Officer are hereby severally authorized to do and perform, or cause to be done and performed, in the name and on behalf of the Company, such other acts, and to execute and deliver, or cause to be executed and delivered, such other notices, requests, demands, directions, consents, approvals, filings (including any necessary information or filings Buyer may need in connection with the approval by FINRA to effect the Second Closing), orders, waivers, acceptances, appointments, applications, certificates, agreements, undertakings, supplements, amendments, further assurances or other documents, instruments or communications, under the seal, in the name and on behalf of the Company, as they, or any of them, may deem to be necessary, appropriate, or advisable in order to carry into effect the intent of the foregoing resolutions or to comply with the requirements of the instruments approved or authorized by the foregoing resolutions; and

RESOLVED FURTHER, any and all actions taken and documents executed by the officers of the Company, any one of them or any person or persons designated and authorized to act by any of them, prior to the adoption of these resolutions in connection with or in contemplation of the transactions contemplated by any of the foregoing resolutions are hereby ratified, confirmed, approved and adopted in all respects.